Exhibit 99.1

Nurix Therapeutics Reports Second Quarter Fiscal 2021 Financial Results and Provides a Corporate Update

Initiated Phase 1 trial of lead program NX-2127 in patients with relapsed or refractory B-cell malignancies

On track to initiate Phase 1 trials for three additional wholly owned drug candidates in 2021

Strong financial position with $496 million as of May 31, 2021

San Francisco, CA, July 13, 2021 – Nurix Therapeutics, Inc. (Nasdaq: NRIX), a biopharmaceutical company developing targeted protein modulation drugs, today reported financial results for the second quarter ended May 31, 2021 and provided a corporate update.

“Our first clinical trial to evaluate NX-2127, an orally bioavailable degrader of Bruton’s tyrosine kinase with immunomodulatory drug activity in patients with relapsed or refractory B-cell malignancies is actively recruiting, and we anticipate sharing preliminary data from the dose escalation by year-end 2021,” said Arthur T. Sands, M.D., Ph.D., president and chief executive officer of Nurix. “The second half of 2021 promises to be an exciting time for Nurix as we prepare to deliver on our ambitious goal of initiating Phase 1 trials for three additional wholly owned and internally developed drug candidates.”

Recent Business Highlights

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Expanded the Leadership Team with the Addition of a Chief Operating Officer: Nurix announced the appointment of Stefani A. Wolff as chief operating officer and executive vice president of product development. Ms. Wolff brings to Nurix over 30 years of leadership experience in oncology and immunology most recently from Principia Biopharma Inc., where she served as chief development officer and formerly senior vice president of strategy and operations overseeing Principia’s portfolio including Bruton’s tyrosine kinase (BTK) targeted agents.

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Strengthened the Board of Directors with a Highly Successful Biotechnology Executive: Nurix announced the appointment of Clay Siegall, Ph.D., president, chief executive officer and chairman of Seagen (formerly Seattle Genetics, Inc.), to its board of directors. Dr. Siegall is an industry leader with a remarkable track record of success in building Seagen from a drug discovery platform company to a commercial-stage oncology company with multiple products. Dr. Siegall co-founded Seagen in 1998, which today has three FDA-approved medicines and is an industry leader in antibody-drug conjugate technology and development.

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Presented Preclinical Data Highlighting Activity of NX-5948 in Animal Models of Autoimmune Disease: Nurix presented preclinical data for NX-5948 at the European Alliance of Associations for Rheumatology (EULAR) 2021 Virtual Congress in June 2021. The data presented at the EULAR Congress demonstrate that NX-5948 is a highly selective and potent degrader of BTK in primary human B cells resulting in robust inhibition of B cell activation. Importantly, data obtained from a mouse model of collagen-induced arthritis (CIA) demonstrated that in mice treated with NX-5948, symptoms of arthritis improved, with a significant reduction in arthritis clinical score, superior disease-related symptom control relative to ibrutinib, and similar activity to that of dexamethasone. A copy of the poster can be found on Nurix’s website (http://www.nurix.com).

Upcoming Program Highlights

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NX-2127: Nurix’s lead drug candidate from its protein degradation portfolio, NX-2127, is an orally bioavailable degrader of BTK with immunomodulatory drug (IMiD) activity for the treatment of relapsed or refractory B-cell malignancies. Nurix is actively recruiting patients at multiple clinical sites for a Phase 1 clinical trial of NX-2127. Initial pharmacokinetic (PK) and pharmacodynamic (PD) data from the dose escalation portion of the trial is anticipated by year-end 2021 (expected timing of events here and throughout the press release are based on calendar year quarters). Additional information on the clinical trial can be accessed at ClinicalTrials.gov (NCT04830137).

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NX-1607: Nurix’s lead drug candidate from its E3 ligase inhibitor portfolio, NX-1607, is an orally bioavailable inhibitor of CBL-B for immuno-oncology indications. Nurix anticipates initiating a Phase 1 trial for NX-1607 in the second half of 2021.

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NX-5948: Nurix’s second drug candidate from its protein degradation portfolio, NX-5948, is an orally bioavailable BTK degrader designed without IMiD activity for certain B-cell malignancies and autoimmune diseases. Nurix anticipates initiating a Phase 1 trial for NX-5948 in patients with hematologic malignancies in the second half of 2021 and is planning for the potential expansion of indications into selected autoimmune diseases in 2022.

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DeTIL-0255: Nurix’s lead candidate in its cellular therapy portfolio, DeTIL-0255, is a drug-enhanced adoptive cellular therapy. Nurix anticipates initiating a Phase 1 trial for DeTIL-0255 in the second half of 2021.

Fiscal Second Quarter 2021 Financial Highlights

Collaboration revenue for the three months ended May 31, 2021 was $7.1 million compared to $4.2 million for the three months ended May 31, 2020. The increase was due to the continued scale up of internal resources and external spending for our collaborations with Sanofi and Gilead as compared to the prior period, resulting in a higher percentage of completion and therefore more revenue recognized in the current period.

Research and development expenses for the three months ended May 31, 2021 were $26.0 million compared to $14.1 million for the three months ended May 31, 2020. The increase was primarily related to an increase of $5.3 million in compensation and related personnel costs attributable to an increase in headcount and higher non-cash stock-based compensation expense. There was also an increase of $4.7 million attributable to increases in preclinical development activities and drug discovery research and an increase of $1.1 million in clinical costs due to the start of clinical trial patient enrollment.

General and administrative expenses for the three months ended May 31, 2021 were $7.5 million compared to $3.3 million for the three months ended May 31, 2020. The increase was primarily related to an increase of $3.0 million in compensation related expenses attributable to a higher headcount and higher non-cash stock-based compensation expense. There was also an increase of $1.1 million in consultant and other professional service expenses primarily related to becoming a public company.

Net loss for the three months ended May 31, 2021 was $26.4 million, or ($0.60) per share, compared to net income of $7.6 million for the three months ended May 31, 2020, or $0.00 per share attributable to common shareholders under accounting rules associated with Nurix preferred shares prior to their conversion to common shares on July 28, 2020.

Cash, Cash Equivalents and Investments: As of May 31, 2021, Nurix had cash, cash equivalents and investments of $496.5 million compared to $372.0 million as of November 30, 2020. The increase was primarily attributable to the net proceeds of $150.1 million from Nurix’s follow-on offering in March 2021.

About Nurix Therapeutics, Inc.

Nurix Therapeutics is a biopharmaceutical company focused on the discovery, development, and commercialization of small molecule therapies designed to modulate cellular protein levels as a novel treatment approach for cancer and other challenging diseases. Leveraging Nurix’s extensive expertise in E3 ligases together with its proprietary DNA-encoded libraries, Nurix has built DELigase, an integrated discovery platform to identify and advance novel drug candidates targeting E3 ligases, a broad class of enzymes that can modulate proteins within the cell. Nurix’s drug discovery approach is to either harness or inhibit the natural function of E3 ligases within the ubiquitin proteasome system to selectively decrease or increase cellular protein levels. Nurix’s wholly owned pipeline includes targeted protein degraders of Bruton’s tyrosine kinase, a B-cell signaling protein, and inhibitors of Casitas B-lineage lymphoma proto-oncogene B, an E3 ligase that regulates T cell activation. Nurix is headquartered in San Francisco, California. For more information, please visit http://www.nurix.com.

Forward Looking Statement

This press release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When or if used in this press release, the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “predict,” “should,” “will,” and similar expressions and their variants, as they relate to Nurix, may identify forward-looking statements. All statements that reflect Nurix’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements regarding our future financial or business performance, conditions, plans, prospects, trends or strategies and other financial and business matters; our current and prospective drug candidates; the planned timing and conduct of our clinical trial programs for our drug candidates, preclinical activities, research and development costs, current and prospective collaborations; the potential advantages of our DELigase™ platform and drug candidates; the extent to which our scientific approach and DELigase™ platform may potentially address a broad range of diseases; the estimated size of the market for our drug candidates; and the timing and success of our development and commercialization of our anticipated drug candidates. Forward-looking statements reflect Nurix’s current beliefs, expectations, and assumptions regarding the future of Nurix’s business, future plans and strategies, its development plans, its preclinical results, future conditions and other factors Nurix believes are appropriate in the circumstances. Although Nurix believes the expectations and assumptions reflected in such forward-looking statements are reasonable, Nurix can give no assurance that they will prove to be correct. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and changes in circumstances that are difficult to predict, which could cause Nurix’s actual activities and results to differ materially from those expressed in any forward-looking statement. Such risks and uncertainties include, but are not limited to: (i) risks and uncertainties related to Nurix’s ability to advance its drug candidates, obtain regulatory approval of and ultimately commercialize its drug candidates; (ii) the timing and results of preclinical and clinical trials; (iii) Nurix’s ability to fund development activities and achieve development goals; (iv) the impact of the COVID-19 pandemic on Nurix’s business, clinical trials, financial condition, liquidity and results of operations; (v) Nurix’s ability to protect intellectual property and (vi) other risks and uncertainties described under the heading “Risk Factors” in Nurix’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 16, 2021, Nurix’s Quarterly Report on Form 10-Q filed with the SEC on July 13, 2021, and other SEC filings. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. The statements in this press release speak only as of the date of this press release, even if subsequently made available by Nurix on its website or otherwise. Nurix disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Contacts:

Investors:	Media:
Jason Kantor, Ph.D.	Elizabeth Wolffe, Ph.D.
Nurix Therapeutics, Inc.	Wheelhouse Life Science Advisors
jkantor@nurixtx.com	lwolffe@wheelhouselsa.com

Nurix Therapeutics, Inc.

Condensed consolidated statements of operations

(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended May 31,		Six Months Ended May 31,
	2021	2020	2021	2020
Collaboration revenue	$7,091	$4,182	$12,102	$7,046
Operating expenses:
Research and development	25,994	14,142	48,997	27,109
General and administrative	7,511	3,270	14,041	5,720
Total operating expenses	33,505	17,412	63,038	32,829
Loss from operations	(26,414)	(13,230)	(50,936)	(25,783)
Interest and other income, net	171	223	489	396
Loss before income taxes	(26,243)	(13,007)	(50,447)	(25,387)
Provision (benefit) for income taxes	139	(20,587)	210	(20,576)
Net income (loss)	$(26,382)	$7,580	$(50,657)	$(4,811)
Net income (loss) per share attributable to common stockholders, basic	$(0.60)	$—	$(1.23)	$(1.32)
Weighted-average number of shares outstanding, basic	43,804,066	3,731,838	41,318,281	3,636,140
Net income (loss) per share attributable to common stockholders, diluted	$(0.60)	$—	$(1.23)	$(1.32)
Weighted-average number of shares outstanding, diluted	43,804,066	4,909,829	41,318,281	3,636,140

Nurix Therapeutics, Inc.
Condensed consolidated balance sheets
(in thousands)
(unaudited)

	May 31	November 30,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$188,207	$119,356
Short-term investments	197,814	161,792
Accounts receivable	2,537	—
Contract assets	—	7,500
Income tax receivable	3,142	3,846
Prepaid expenses and other current assets	4,581	5,940
Total current assets	396,281	298,434
Long-term investments	110,440	90,890
Property and equipment, net	8,345	6,672
Restricted cash	170	170
Other assets	2,745	177
Total assets	$517,981	$396,343
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$5,405	$3,412
Accrued and other current liabilities	7,678	8,328
Deferred revenue, current	33,761	32,799
Total current liabilities	46,844	44,539
Deferred revenue, net of current portion	72,122	60,685
Other long-term liabilities	837	850
Total liabilities	119,803	106,074
Stockholders’ equity (deficit):
Common stock	44	39
Additional paid-in-capital	552,459	393,841
Accumulated other comprehensive income	30	87
Accumulated deficit	(154,355)	(103,698)
Total stockholders’ equity	398,178	290,269
Total liabilities and stockholders’ equity	$517,981	$396,343